Exhibit 99.1

Press Release
For Further Information Contact:

MEDIA:
Christopher Savarese
717-975-5718
christopher.savarese@riteaid.com

FOR IMMEDIATE RELEASE

Ben Bulkley Named Chief Executive Officer of EnvisionRxOptions

CAMP HILL, Pa. and TWINSBURG, Ohio (Feb. 21, 2019) – Rite Aid announced today that Ben Bulkley, an established executive with more than 20 years’ experience in health care and technology, has been named chief executive officer of EnvisionRxOptions, a pharmacy benefit management (PBM) company and wholly owned subsidiary of Rite Aid. Bulkley will report to Rite Aid CEO John Standley.

Bulkley was most recently chief executive officer and co-founder of Trellis Rx, a private equity-backed company that builds specialty pharmacies for health systems. Prior to Trellis Rx, Bulkley led the specialty businesses of Aetna, including its pharmacy, behavioral health, and TPA businesses; his pharmacy responsibilities included benefit design, clinical, compliance, pharmaceutical contracting, network management, employer sales, mail order and specialty pharmacies.

Bulkley has also served as chief operating officer of Allscripts, a healthcare IT platform provider focused on connected care; senior vice president of global commercial operations at Invitrogen, a provider of life sciences technologies for disease research and drug discovery; and vice president and general manager of global services in the IT division of General Electric’s Healthcare business.

“Ben is an entrepreneurial leader with extensive health care and technology experience along with a proven track record of driving results through innovation and operational excellence,” said Rite Aid Chief Executive Officer John Standley. “We will benefit tremendously from his knowledge and expertise as he leads the EnvisionRxOptions team and advances our efforts to provide an even higher level of care and service to our customers, patients and clients.”

Bulkley earned a master’s degree in public health from Dartmouth Geisel School of Medicine in 2018. He earned a bachelor’s degree in electrical engineering from the University of Connecticut and a master’s degree in systems engineering from Gannon University.

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Rite Aid Press Release – page 2

EnvisionRxOptions, a fully owned subsidiary of Rite Aid Corporation, provides a comprehensive suite of pharmacy benefits and services, including both transparent and traditional PBM options through its EnvisionRx and MedTrakRx PBMs; EnvisionPharmacies, a mail order and specialty pharmacy; EnvisionInsurance, a provider of commercial and Medicare-approved prescription insurance plans; EnvisionSavings, a prescription discount program for under and uninsured patients; and Laker Software, a claims adjudication platform. For more information, visit envisionrxoptions.com.

Rite Aid Corporation (NYSE: RAD) is one of the nation's leading drugstore chains with fiscal 2018 annual revenues of $21.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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